Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5510

Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
TRIPP WOMMACK RESIGNS
FROM BASIC ENERGY SERVICES BOARD
MIDLAND, Texas — June 8, 2009 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) announced today that H.H. Wommack, III has resigned from the Board of Directors, effective June 3, 2009, in order to avoid a conflict of interest with his other business interests. He submitted his resignation to S.P. Johnson, Jr., chairman of the Nominating and Governance Committee of the Basic Board of Directors.
Mr. Wommack was the founder of Basic and served as chairman of the board from the inception of Basic in 1992 through January 2001. He was currently a member of the Nominating and Governance Committee.
“We want to thank Tripp for his many years of distinguished service and his contributions in helping grow the company over the years,” said Ken Huseman, chief executive officer and president.
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 4,100 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain States.
Additional information on Basic Energy Services is available on the Company’s website at http://basicenergyservices.com.
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